Exhibit 99.1

Vertical Health Solutions., Inc.	L. G. ZANGANI, LLC
OTCBB: VHSL, VHSLW	Nine Main Street, Flemington, NJ 08822
(908) 788-9660 Fax: (908) 788-4024
E-mail: office@zangani.com
Web site: http://www.zangani.com

For Release:	IMMEDIATELY

Contact:	Stephen Watters	Leonardo Zangani
	CEO	L.G. Zangani, LLC
	(727) 548-8345	908-788-9660

NEWS RELEASE

VERTICAL HEALTH SOLUTIONS, INC. ANNOUNCES $4 MILLION EQUITY FINANCING FROM LAURUS FUNDS

OLDSMAR, Fla.—(BUSINESS WIRE)—June 1, 2004—Vertical Health Solutions, Inc. (OTCBB: VHSL, VHSLW) (“Vertical”) announced that it has entered into a $4.0 million equity financing agreement with Laurus Master Fund, Ltd. (“Laurus Funds”), a financial institution specializing in funding small and micro-capitalization companies.

Under the equity financing, Vertical’s wholly-owned subsidiary, Vertical Health Ventures, Inc., issued Laurus Funds $4.0 million of Convertible Preferred Stock, convertible into the common stock of Vertical at a fixed price of $1.67, together with Warrants to purchase 820,000 shares of Vertical’s common stock.

Stephen Watters, Chief Executive Officer of Vertical stated, “We are pleased to be working with such a prominent company in the small and micro-cap industry, and this funding from Laurus Funds will allow the company to aggressively expand its product research and development efforts as well as fund our long-term business plan.”

About Vertical Health Solutions, Inc.: Vertical Health Solutions, Inc., (www.vetmarket.com), through its wholly owned subsidiary, Labelclick, Inc., dba Vitality Systems, develops, markets and distributes private label animal health products to veterinarians in the companion animal sector.

Further details of the equity financing transaction will be set forth in an 8-K to be filed by Vertical Health Solutions, Inc.

Safe Harbor Statement: The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company’s filing. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the “safe harbor” created by the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ significantly from those discussed and/or implied herein.

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.